EXHIBIT 21.1

List of the Company’s Subsidiaries

Name	Jurisdiction of Incorporation

Compania Minera de Caldas S.A.	Colombia

Gavilan Minerales S.A.	Colombia

RNC (Colombia) Limited	Belize